UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2012

DynaVox Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34716	27-1507281
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Wharton Street, Suite 400, Pittsburgh, PA 15203

(Address of Principal Executive Offices) (Zip Code)

(412) 381-4883

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2012, the Board of Directors (the “Board”) of DynaVox Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved amendments to its compensatory arrangements with certain executive officers, and such amendments were effected. Pursuant to such amendments, the Company increased the annual base salaries of Robert Cunningham, Chief of Clinical Pathways and Research, and Kenneth Misch, Chief Financial Officer, by $4,700 and $35,000, respectively, such that their resulting annual base salaries are $239,700 and $260,000, respectively. The Board also approved a discretionary bonus of $15,000 for Mr. Cunningham.

In addition, the Board, upon the recommendation of the Compensation Committee of the Board, approved grants of restricted stock units to Michelle Heying Wilver, Chief Executive Officer, Mr. Misch, Mr. Cunningham and Marcy Smorey-Giger, Chief Legal Officer, representing the right to receive 275,000, 75,000, 125,000 and 50,000 shares of the Company, respectively. The restricted stock units were granted under the DynaVox Inc. 2010 Long-Term Incentive Plan, as it may be amended from time to time, and pursuant to the form of restricted stock unit agreement attached hereto as Exhibit 10.1.

Subject to each recipient’s continued employment through the applicable vesting date, to the extent applicable, and certain exceptions contained in the restricted stock unit agreements, the restricted stock units will vest as follows: (i) 25% of the shares subject to such restricted stock units will be vested on the date of grant and (ii) an additional 25% of the shares subject to such restricted stock units will vest on each of the first, second and third anniversaries of the date of grant.

The foregoing is a summary of the restricted stock unit agreements and does not purport to be complete. The foregoing is qualified in its entirety by reference to the form of restricted stock unit agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Restricted Stock Unit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAVOX INC.

By:	/s/ Kenneth D. Misch
Name: Kenneth D. Misch
Title: Chief Financial Officer

Date: October 4, 2012

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